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                                                          @Entertainment, Inc.

FOR IMMEDIATE RELEASE

                                               Contact:   Robert E. Fowler, III
                                                          011-44-162-268-4410

                                                          Cathleen Mayrose
                                                          Hill & Knowlton
                                                          (212) 885-0474

           POLAND'S @ENTERTAINMENT ANNOUNCES YEAR-END 1997 RESULTS

         HARTFORD, CT - March 18, 1998 -- @Entertainment, Inc. (NASDAQ: ATEN) today announced that revenues for the twelve months ended December 31, 1997 increased 56% over last year, rising from $24.1 million to $38.4 million primarily as a result of a 46% year-over-year increase in subscribers. The Company reported a net loss of $54.8 million for the year, $31.4 million of which was attributable to non-recurring non-cash compensation expense related to options to purchase shares granted to key executives and operating expenses related to the launch of its new DTH and programming businesses. The Company reported a net loss of $3.68 per share for the year, as compared to a net loss of $0.44 per share in 1996. Of the $3.68 per share loss for 1997, $1.36 per share results from a fourth quarter adjustment to the reporting of the net loss per share related to the purchase of preferred Poland Communications, Inc. ("PCI") stock by the Company in connection with the Company's initial public equity offering in July 1997.

         @Entertainment, Inc. is the largest provider of pay television in Poland. The Company produces, licenses and packages programming for its Wizja TV service, Poland's first local language multi-channel programming package, which will be introduced on April 18, 1998. Through its PCI subsidiary, the Company owns and operates the largest network of cable television systems in the Polish market with 800,192 total subscribers as of February 28, 1998. The Company also intends to launch the Polish market's first digital direct-to-home platform, featuring the Wizja TV programming service, with commercial introduction scheduled for April 18, 1998.

         At year-end, the Company's cable systems passed 1,402,776 homes and served 763,922 subscribers, representing a year-over-year increase of 32% and 46%, respectively. During the year, the Company added 103,961 subscribers, representing 44% of its total net increase in subscribers through organic growth. The remaining increase of 134,934 subscribers was attributable to the completion of 15 acquisitions of cable networks

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at an average price of $112 per subscriber. Average subscription revenue per basic subscriber per month increased from $5.52 to $5.65. The year-over-year increase was impacted by the acquisitions of cable networks with average revenue per basic subscriber substantially lower than the Company's existing operations.

         "We are extremely pleased with the results for 1997 and by our progress in the development of our programming business and our direct-to-home platform. In particular, we have continued the strong unit growth of our cable operations, both through organic growth and through acquisitions," said Robert Fowler, Chief Executive Officer.

         In December 1997, the Company acquired a majority interest in another cable operator Szczecinska Telewizja Kablowa ("SzTK") which serves approximately 20,500 subscribers in the city of Szczecin in Northwest Poland.

         Direct operating expenses increased $7.4 million, or 103.3%, from $7.2 million in 1996 to $14.6 million in 1997. The increase in operating expense was principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks which have not yet been integrated within the Company's systems and standards. Also contributing to this increase was the increased size of the Company's cable television system, and costs associated with the lease of three transponders on the Astra 1-F and 1-G satellites, which will provide the capability to deliver the Company's Polish-language Programming Platform to Polish customers through the Company's cable television network and its D-DTH system. Direct operating expenses increased from 28.9% of revenues in 1996 to 38.3% in revenues in 1997.

         Selling, general and administrative expenses increased $40.1 million from $9.3 million in 1996 to $ 50.4 million in 1997. A significant portion of this increase was related to non-recurring non-cash compensation of $18.1 million in 1997, related to options to purchase shares granted to key executives. Additionally, the increases were attributable to sales and marketing expenses incurred in newly acquired networks, costs associated with the agreement relating to sale of advertising on Atomic TV and costs of launching the distribution of the HBO premium pay movie channel in Poland on its cable television networks. Compensation expense also increased as the Company has established a management team of senior executives who have significant experience in the cable television, programming and satellite broadcasting businesses.

         As a percentage of revenue, selling, general and administrative expenses increased from 37.3% in 1996 to approximately 132.2% in 1997. However, without considering the non-cash compensation expense related to the stock options described above, selling, general and administrative expenses as a percentage of revenues would have

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been 83.7% in 1997.

         Depreciation and amortization expenses increased by $6.5 million, or 66.5% from $9.8 million in 1996 to $16.3 million in 1997, principally as a result of depreciation of additional cable television assets acquired in connection with the build-out of the Company's networks and acquisitions. Depreciation and amortization expenses as a percentage of revenues increased from 39.3% in 1996 to 42.8% in 1997.

         Interest expense increased $9.2 million from $4.7 million in 1996 to $13.9 million in 1997, primarily due to the October 1996 issuance of $130 million aggregate principal amount by the Company's wholly owned subsidiary Poland Communications, Inc. (the "PCI Notes.")

         Interest and investment income increased $4.5 million from $1.3 million in 1996 to $5.8 million in 1997, primarily due to the income derived from the investment of a portion of the proceeds from the issuance of PCI Notes in October 1996 and from the Company's initial public equity offering in July 1997.

         During 1997, the Company reported a foreign currency translation loss of $1,027,000 compared with a loss of $761,000 reported in 1996. This is primarily due to increased assets subject to translation during the 1997 period resulting from the growth of the Company and less favorable exchange rate fluctuations.

         Minority interest in subsidiary income was $3.6 million for 1997, resulting from income earned in two minority-owned subsidiaries, compared to a loss of $1.9 million reported in 1996.

         For 1996 and 1997, the Company reported net losses of $6.6 million and $54.8 million, respectively. These losses were the result of the factors discussed above.

         EBITDA decreased by $17.1 million, from $8.4 million in 1996 to ($8.6) million in 1997. EBITDA consists of net income (loss) as measured by U.S. GAAP adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or cash flows from operations as a measure of liquidity. The Company treats the $18.1

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million non-cash compensation expense relating to the grant of stock options in 1997 as a non-recurring item and it expects that future grants of stock options will not give rise to compensation expense.

         To date, the Company has concluded final or preliminary license agreements with 11 channel providers which in combination with Wizja 1, Atomic TV and the Wizja Pogoda weather service, which are wholly owned by the Company, are expected to comprise the Wizja TV programming service at commercial launch on April 18, 1998. These 11 channels are HBO; TNT; Hallmark Entertainment; Fox Kids; Cartoon Network; BET on Jazz; Romantica; Travel TV; Knowledge TV; QuesTV; and CNNI. Additional channels are expected to be added, either at launch or during the course of 1998, including Company-owned Wizja Sport.

         The Company has also concluded license agreements with rights holders providing for: exclusive rights to fixtures for Poland's top two hockey teams; an exclusive 4-year output deal for the territory of Poland to European soccer matches (UEFA Cup, Cup Winner Cup and qualification rounds to the Champions League) played by any of the approximately 60 clubs owned by Global Sportsnet; exclusive broadcast rights to the Polish National teams away fixtures owned by UFA, one of Europe's largest television rights distributors; exclusive rights to European soccer played by certain Polish clubs owned by UFA; live exclusive rights to Dutch League and Domestic Cup Soccer; world wide television rights to certain games of Lech Poznan European soccer; exclusive rights to Portuguese league football; live exclusive rights to European Grand Prix Speedway events featuring top riders; exclusive rights to 9 of the 10 Polish first division speedway clubs; exclusive rights to 1998 Champions Series Ice Skating; exclusive rights to 1998 Wimbledon; an exclusive deal with Matchroom guaranteeing a minimum of 36 boxing events; and an exclusive deal with Sports Network guaranteeing a minimum of 20 fight cards produced by BskyB, including rights to Naseem Hameed.

         The Company completed its Commercial Cooperation Agreement with Philips Business Electronics on March 9, 1998, which provides for the distribution, development, production and sale of consumer reception equipment related to the DTH service in Poland. The Company's satellite uplink, compression systems and conditional access systems are now fully operational with test transmissions running as of February 26, 1998. The Company's Maidstone (United Kingdom) transmission center will go live for test purposes with the first channel to be distributed from the Company's own facilities on March 31, 1998. On March 9, 1998, the Company completed alpha testing of its consumer integrated receiver/decoders off live feeds from its Maidstone transmission facility with all test results satisfactory. Beta testing and industrial release remains on schedule for March 27, 1998.

         The Company's subscriber management center ("SMS Center") in Katowice, Poland is a newly created, full service facility with Customer Service, Subscriber Management Control and Billing to support the Company's

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launch of WizjaTV into Poland. A Call Center has been built to accommodate
130 operators at any time. The Center became fully operational on March 11, 1998 and is currently serving the Company's local Katowice cable customers. In addition to the current local Customer Service Staff, 75 new Customer Service Operators have been hired and 1/3 of these are already fully trained. Additional operators are being hired and all will be fully trained for their duties on April 11, 1998. It is anticipated that the call center will provide service and support throughout Poland to both DTH and cable customers.

          The Company has received its first firm order for 2,000 units from a Philips distributor representing 30 retail outlets in Poland. The Company has also received preliminary indications of demand from a portion of the Philips Polska dealer network. Based on indications of demand from 63 retail points of sale representing 6% of the total Philips Polska distribution network, the Philips dealer network projects aggregate monthly unit demand for these 63 retailers at 9,000 to 15,000 units per month. "These projections provide an indication of what we believe will be a very strong demand for the Wizja TV DTH service, particularly given that we will not initiate our media campaign until April 4, 1998," said Robert Fowler, CEO.

         The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including without limitations those related to the timing, costs and revenue of establishing and marketing the Company's digital satellite direct-to-home broadcasting platform and those relating to pending and future acquisitions. Specifically, the above projections relating to indications of demand are based on non-binding preliminary indications of demand by retail distributors of the Company's DTH service and there can be no assurance as to the actual number of units to be demanded by Philips' retailers or to be purchased by consumers. The Company's actual results could differ materially from those discussed above.

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                                @Entertainment, Inc.
                           Consolidated Balance Sheets
                                    (Unaudited)

                                                                              December 31,
                                                                         -----------------------
                                                                            1997         1996
                                                                         ---------    ----------
                                                                              (in thousands)
Current assets:
        Cash and cash equivalents ....................................   $ 105,691    $  68,483
        Investment securities ........................................          --       25,115
        Accounts receivable, net of allowance for doubtful accounts
                of $766,000 in 1997 and $545,000 in 1996 .............       4,544        1,215
        Due from affiliate ...........................................          --           --
        Other current assets .........................................       4,998        2,247
                                                                           -------      -------
                Total current assets .................................     115,233       97,060

Property, plant and equipment:
        D-DTH television system assets ...............................          --           --
        Cable television system assets ...............................     134,469       99,700
        Construction in progress .....................................       6,276          410
        Vehicles .....................................................       2,047        1,199
        Other ........................................................       7,940        2,667
                                                                           -------      -------
                                                                           150,732      103,976
        Less accumulated depreciation ................................     (33,153)     (19,143)
                                                                           -------      -------
                Net property, plant and equipment ....................     117,579       84,833

Inventories for construction .........................................       8,153        7,913
Intangibles, net .....................................................      33,454       18,440
                                                                           -------      -------

Notes receivable from affiliates .....................................         691          291
Other assets .........................................................      32,000        8,948
                                                                           -------      -------
                Total assets .........................................   $ 307,110    $ 217,485
                                                                           -------      -------
                                                                           -------      -------



                                                                                December 31,
                                                                         ----------------------
                                                                              1997         1996
                                                                         -----------    ----------
                                                                               (in thousands)
Current liabilities:
        Accounts payable .............................................   $  14,536    $   6,281
        Accrued interest .............................................       2,175        2,175
        Notes payable ................................................          --           --
        Deferred revenue .............................................       1,257        1,102
        Accrued income taxes .........................................       1,765        4,472
        Other current liabilities ....................................         185        2,175
                                                                           -------      -------
                Total current liabilities ............................      19,918       16,205
                                                                           -------      -------

Notes payable to affiliates ..........................................          --           --
Notes payable ........................................................     130,124      130,022
                                                                           -------      -------
                Total liabilities ....................................     150,042      146,227

Minority interest ....................................................       4,713        5,255

Redeemable preferred stock (liquidation value $85,000,000;
8,500 shares authorized, issued and outstanding) .....................          --       34,955


Stockholders' equity:
        Preferred stock, $.01 par value; 20,000,000 shares authorized;
                no shares issued and outstanding .....................          --           --
        Common stock:
        Common stock, $.01 par value; 50,000,000 shares authorized,
                33,310,000 shares issued and outstanding .............         333          189
                Paid-in capital ......................................     230,339       54,134
                Cumulative translation adjustment ....................        (218)          --
                Accumulated deficit ..................................     (78,099)     (23,275)
                                                                           -------      -------
                        Total stockholders' equity ...................     152,355       31,048
                                                                           -------      -------

                Commitments and contingencies ........................          --           --
                        Total liabilities and stockholders' equity ...   $ 307,110    $ 217,485
                                                                           -------      -------
                                                                           -------      -------

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                                @Entertainment, Inc.
                        Consolidated Statements of Operations
                                 (unaudited)


                                                                                Year ended December 31,
                                                                          ---------------------------------
                                                                             1997        1996        1995
                                                                          ---------   ---------   ---------
                                                                                      (in thousands)

Cable television revenue ..............................................   $ 38,138    $ 24,923    $ 18,557

Operating expenses:
        Direct operating expenses .....................................     14,621       7,193       5,129
        Selling, general and administrative expenses ..................     50,413       9,289       4,684
        Depreciation and amortization .................................     16,294       9,788       5,199
                                                                          --------    --------    --------
Total operating expenses ..............................................     81,328      26,270      15,012
                                                                          --------    --------    --------

        Operating (loss)/income .......................................    (43,190)     (1,347)      3,545

Interest and investment income ........................................      5,754       1,274         174
Interest expense ......................................................    (13,902)     (4,687)     (4,373)
Loss of unconsolidated subsidiary .....................................        152          --          --
Foreign currency translation loss .....................................     (1,027)       (761)        (17)
                                                                          --------    --------    --------

        Loss before income taxes,
             minority interest and extraordinary item .................    (52,213)     (5,521)       (671)

Income tax benefit/(expense) ..........................................        975      (1,273)       (600)
Minority interest in subsidiary (income)/loss .........................     (3,586)      1,890         (18)
                                                                          --------    --------    --------

        Loss before extraordinary loss on early
             extinguishment of debt ...................................    (54,824)     (4,904)     (1,289)

Extraordinary loss on early extinguishment of debt ....................         --      (1,713)         --

        Net loss ......................................................    (54,824)     (6,617)     (1,289)

Accretion of redeemable preferred stock ...............................     (2,436)     (2,870)         --
Preferred stock dividends .............................................         --      (1,738)         --
Accretion of redeemable preferred stock ...............................                     --
(Excess)/deficit of consideration paid for preferred stock
        (over)/under carrying amount ..................................    (33,806)      3,549          --
                                                                          --------    --------    --------

Net loss applicable to holders of common stock ........................   $(91,066)   $ (7,676)   $ (1,289)
                                                                          --------    --------    --------
                                                                          --------    --------    --------

Pro forma basic and diluted loss per share of common stock
        before extraordinary item .....................................   $  (3.68)   $  (0.34)   $  (0.10)
Pro forma basic and diluted extraordinary loss per share ..............         --       (0.10)         --
                                                                          --------    --------    --------
Pro forma basic and diluted net loss per common share .................   $  (3.68)   $  (0.44)   $  (0.10)
                                                                          --------    --------    --------
